Exhibit 10.2

TERMINATION OF SEPARATION AND CONSULTING AGREEMENT

THIS TERMINATION OF THE SEPARATION AGREEMENT AND CONSULTING (hereinafter referred to asthe “Agreement”) is made and entered into effective as of July 20, 2020, by and between Christopher Hansen (as used herein, “Hansen”, which also includes Christopher Hansen and his legal representatives, agents, heirs, executors, administrators, successors and assigns), and Redwood Green Corp., its divisions, parents, subsidiaries, affiliates or related companies, its and their past, present and future officers, directors, shareholders, trustees, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, and successors and assigns (hereinafter, “Company”) (Hansen and Company are collectively referred to herein as the “Parties”), for the following purpose and with reference to the following background information:

WHEREAS, on February 25, 2020, Company and Hansen entered into a Separation and Consulting Agreement (“Separation Agreement”),

WHEREAS, in consideration of the fact that on or about July 10, 2020, Company and Hansen agreed and entered into an Employment Agreement,

WHEREAS, the Parties wish to hereby terminate the Separation Agreement and agree on a revised payment schedule for certain amounts past due to date under the Separation Agreement, NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties agree as follows:

1. Effective Date of Agreement: This Agreement shall only become effective and enforceable once an Employment Agreement is signed by both Hansen and Company (the “Effective Date”).

2. Termination Provisions.

(a) Past Due Payments under Separation Agreement. Company acknowledges that it must pay Hansen under the Separation Agreement the total sum of $75,000 representing the April, May and June 2020 past due installments of the Separation Agreement (“Past Due Amounts”). The Company reaffirms these amounts are due and will provide Hansen with a payment schedule for such Past Due Payments once the Company ensures sufficient funding to meet this obligation. Hansen will not pursue enforcement of the Past Due Payments in arbitration or litigation for as long as he is employed with the Company.

(b) Payments. Hansen acknowledges and agrees that the payments and benefits provided for in Paragraphs 2(b) through 2(d) of the Separation Agreement have been paid for March 2020, and that following the completion of the Past Due Payments it will seek no additional payments, and that, collectively, the payments under the Separation Agreement constitute sufficient consideration for the General Releases set forth in Paragraphs 3 and 4 of the Separation Agreement in connection with his employment with the company through February 25, 2020, which General Releases survive the termination of the Agreement.

(c) Survival of certain section of the Separation Agreement. Sections 3 through 7, inclusively, of the Separation Agreement survive its termination.

(d) RSU and Common Stock Grant. Company warrants that any and all RSU and Common Stock due under the Separation Agreement per Paragraphs 2(c) and 2(d) have been issued in their entirety to Hansen. To the extent any RSU or Common Stock due under the Separation Agreement has not already been granted, Hansen retains his right do demand and receive the consideration outlined in Paragraphs 2(c) and 2(d) of the Separation Agreement.

3. Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to this subject matter (termination of the Separation Agreement), and may be modified only in a written document executed in the same manner as this Agreement, and no agreements, representations, or statements of any party not contained herein shall be binding on such party, except as set forth above.

4. Enforcement. Any party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach. If either party sues to enforce this Agreement or to recover damages for a breach of this Agreement, the prevailing party to that litigation shall be entitled to reimbursement from the non-prevailing party, actual costs and reasonable attorney fees incurred.

5. Full Knowledge. Hansen warrants, represents and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to the Released Parties, as such are defined in the Separation Agreement.

6. No Reliance. Hansen further states that he is not relying and has not relied on any representation or statement made by the Released Parties, or any of them, with respect to Hansen’s rights or asserted rights.

7. Advice of Counsel. Hansen represents that he has had the opportunity to avail himself of the advice of counsel prior to signing this Agreement and is satisfied with his counsel’s advice and that he is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to him which he otherwise would not be entitled to receive absent his execution of the Releases herein. Each of the parties hereto has participated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party.

8. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original with respect to any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

HANSEN ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES THE CONTENTS OF THIS AGREEMENT AND THAT HE EXECUTES THE SAME VOLUNTARILY AND OF HIS FREE WILL.

IN WITNESS WHEREOF, expressly intending to be legally bound hereby, Hansen and Company have executed Termination Agreement on the dates indicated below.

On behalf of Redwood Green Corp.

/s/ Dr. Delon Human
By: Dr. Delon Human
7/20/2020

Christopher A. Hansen

/s/ Christopher A. Hansen
By: Christopher A. Hansen
7/20/2020

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